NOVA Chemicals Corporation

NOTICE OF ANNUAL AND SPECIAL MEETING

        NOTICE is hereby given that the annual and special meeting (the "Meeting") of the holders of common shares (the "Common Shares") of NOVA Chemicals Corporation ("NOVA Chemicals") will be held at The Fairmont Palliser Hotel, 133 - 9th Avenue S.W., Calgary, Alberta on April 14, 2004 at 10:30 a.m., Calgary time. At the Meeting, the following business will be conducted:

1.
to receive the consolidated financial statements of NOVA Chemicals for the year ended December 31, 2003 and the reports of the management of NOVA Chemicals and of the auditors;

2.
to elect directors;

3.
to appoint Ernst & Young LLP as the auditors of NOVA Chemicals and to authorize the directors to fix the auditors' remuneration;

4.
to consider and, if thought appropriate, approve a special resolution approving the continuance of NOVA Chemicals under the Canada Business Corporations Act ("CBCA") (the "Continuance"), in the form attached as Appendix 1 to the accompanying Management Information Circular;

5.
to consider and, if thought appropriate, approve an ordinary resolution approving new General By-Law No. 2 conditional upon the Continuance becoming effective, in the form attached as Appendix 2 to the accompanying Management Information Circular; and

6.
to consider such other matters or business as may properly come before the Meeting or any adjournment thereof.

        Each of these items is described in more detail in the accompanying Management Information Circular of NOVA Chemicals.

        Registered shareholders have the right to dissent and to be paid the fair value of their Common Shares in respect of the special resolution to continue the Corporation under the CBCA as long as they provide written objection to such resolution at or before the Meeting and they otherwise comply with the requirements of Section 191 of the Business Corporations Act (Alberta). This right is described in the accompanying Management Information Circular.

        The record date for the determination of holders of Common Shares entitled to receive notice of, and to attend and vote at, the Meeting will be the close of business on March 8, 2004. Any transferee or person acquiring Common Shares after such date may, on proof of ownership of Common Shares, demand not later than 10 days before the Meeting that his or her name be included in the list of persons entitled to attend and vote at the Meeting.

By Order of the Board of Directors SUSAN J. WRIGHT Vice President, Legal and Corporate Secretary

Calgary, Alberta
March 15, 2004

TO: HOLDERS OF COMMON SHARES

        If you are unable to attend the Meeting in person and you are a registered shareholder, please complete and sign the enclosed form of proxy and forward it in the enclosed postage prepaid self-addressed envelope, or otherwise deliver it, to CIBC Mellon Trust Company, 600 The Dome Tower, 333 Seventh Avenue S.W., Calgary, Alberta, T2P 2Z1, for arrival no later than 5:00 p.m. Calgary time on April 13, 2004. Non-registered shareholders who receive these materials through their broker or other intermediary should complete and send the voting instruction form in accordance with the instructions provided by their broker or intermediary.

J.M. LIPTON President and Chief Executive Officer	NOVA Chemicals Corporation P.O. Box 2518, Station M Calgary, Alberta Canada T2P 5C6 Offices: 645 Seventh Avenue S.W. (403) 750-3600

March 15, 2004

Dear NOVA Chemicals Shareholder:

        I am pleased to invite you to attend the annual and special meeting of the common shareholders of NOVA Chemicals Corporation to be held at The Fairmont Palliser Hotel, 133 - 9th Avenue S.W., Calgary, Alberta on April 14, 2004 commencing at 10:30 a.m. Calgary time. Enclosed with this letter are NOVA Chemicals' 2003 Annual Report, Notice of Annual and Special Meeting, Management Information Circular and a form of proxy. These materials describe the business to be dealt with at the meeting and provide you with additional information about NOVA Chemicals and its directors and executive officers.

        At the meeting, you will be asked to vote on the regular business of electing directors and appointing auditors, and to consider and, if thought appropriate, approve the continuance of NOVA Chemicals Corporation under the Canada Business Corporations Act and a new general by-law for NOVA Chemicals Corporation.

        Regardless of the number of shares you own, your vote is important. If you are unable to attend the meeting, I would appreciate you taking the time now to complete, sign, date and return the enclosed proxy form or voting instruction form in the enclosed postage prepaid self-addressed envelope, so that your shares can be voted at the meeting.

        Thank you for your participation as a shareholder of NOVA Chemicals.

                        Sincerely,

                        Jeffrey M. Lipton